Exhibit 1.01
Digirad Corporation
Conflict Minerals Report
This report for the year ended December 31, 2018, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the "Rule") for Digirad Corporation ("we", the "Company" or "Digirad"). The Rule was adopted by the Securities and Exchange Commission to implement reporting and disclosure requirements related to "conflict minerals" as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten ("Conflict Minerals" or "3TG").
In accordance with the Rule, we conducted a Reasonable Country of Origin Inquiry ("RCOI") to determine if any of our products contain conflict minerals originating from the Democratic Republic of the Congo ("DRC") or an adjoining country ("Covered Countries"). Our due diligence efforts associated with our RCOI were conducted in accordance with the framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Guidance") and the related supplements for gold, tin, tantalum, and tungsten. From our RCOI efforts, we determined in good faith that for the year ended December 31, 2018, our conflict minerals status resulting from our due diligence efforts for our products is "DRC conflict undeterminable". This determination was made because we do not have sufficient information from suppliers or other sources regarding all of the smelters and refiners that processed the necessary conflict minerals in our products to conclude whether the conflict minerals originated in the Covered Countries and, if so, whether the conflict minerals were from recycled or scrap sources or were or were not from other conflict free sources.
This report presented herein is not audited, as we have concluded that our products manufactured in 2018 are "DRC conflict undeterminable".
Products Overview
In relation to the Rule, Digirad manufactures and sells nuclear imaging gamma cameras, which are manufactured utilizing both contracted sources and internal manufacturing. Our outsourced manufacturing facilities are located in the United States at a facility that conducts outsourced manufacturing for multiple products and companies. Our internal manufacturing facilities are also located in California, and utilize internal labor.
Raw materials and parts are procured by both our outsourced manufacturing partner and our own supply chain. Most raw materials and parts are sourced from domestic sources; however, some components are sourced from sources outside the United States. In turn, our suppliers may source materials from both the United States and outside the United States.
Due Diligence Efforts
As discussed previously, we conducted a RCOI to determine the source of the 3TG elements included in our products. Our due diligence process was conducted in accordance with OECD Guidance, which largely relies on our suppliers to provide us with appropriate information to be able to make a conclusion of the origin status of 3TG.
In summary, these efforts included:

•	Adopting a Conflict Minerals Policy Statement, communicating it to relevant suppliers, and posting it on our website

•	Commencing development of internal policies and procedures for compliance with the Conflict Minerals Rule and our Conflict Minerals Policy Statement

•	Conducting an assessment of our products and direct suppliers in order to evaluate the scope and risk of the 3TG included in our products

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Reviewing the information provided by our direct suppliers obtained through utilization of the survey template developed by the Electronic Citizenship Coalition ("EICC") and the Global e-Sustainability Initiative ("GeSI")

•	Reviewing publicly available information about our supplier's policies with respect to the procurement of 3TG, including Conflict Minerals Reports filed with the SEC, if applicable

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Comparing the smelters and refiners identified by direct suppliers against the list of smelter facilities that have received a "conflict free" designation through the EICC/GeSI Conflict Free Smelter Initiative or other independent third party audit program

Mitigation Efforts
Overall, we have a complex supply chain that sources parts from many suppliers, and as a result, it will take time for many of our suppliers to verify the origin of all of the 3TG minerals utilized in our products. We are working with all our suppliers to implement further processes and procedures to ensure that any existing parts sourced or any new parts sourced for an existing supplier that contains 3TG has a documented process surrounding its procurement before the part is included as part of our supply chain, sufficient to be able to comply with the Rule. Further, before we engage with any new supplier, we vet the supplier for its ability to comply with the RCOI criteria of the Rule. Any new supplier that is engaged to do business with Digirad is expected to be able to trace the origin of any 3TG parts sourced.